Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Capricor Therapeutics, Inc. and Subsidiary
San Diego, California

We consent to the incorporation by reference in the Registration Statements of Capricor Therapeutics, Inc. on Form S-8 (File Nos. 333-152283, 333-175727, 333-194317, 333-215510, 333-239241, 333-253083, 333-262826, 333-269468, 333-277154 and 333-284713), Form S-3 (File Nos. 333-161339, 333-165167, 333- 207149, 333-212017, 333-219188, 333-227955, 333-238088, 333-254363, 333-280229 and 333-282777), and Form S-1 (File No. 333-235358) of our report dated March 26, 2025, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 26, 2025